News Release

For Further Information

Media Relations:	Nick Iammartino, 816-854-4556, nick.iammartino@hrblock.com
Investor Relations:	Scott Dudley, 816-854-4505, scott.dudley@hrblock.com

H&R BLOCK ANNOUNCES FISCAL 2007 SECOND QUARTER RESULTS

Tax Services Prepared for Solid Upcoming Season

Weakness in Mortgage Industry Drives Larger Loss

FOR RELEASE Nov. 30, 2006 4:00 p.m. EST

KANSAS CITY, Mo. – H&R Block Inc. (NYSE: HRB) today reported a net loss of $156.5 million, or 49 cents per basic and diluted share, for the fiscal 2007 second quarter ended Oct. 31, compared with a loss of $81.2 million, or 25 cents per share, in the year-ago quarter. Due to the seasonality of its Tax Services business segment, the company normally reports an operating loss for its fiscal first and second quarters. Revenues in the quarter were $563.2 million versus $605.0 million in the prior-year period.

“Our largest business, Tax Services, performed in line with expectations. Pre-season results in November were encouraging, and we believe H&R Block is solidly positioned for a successful tax season,” said Mark A. Ernst, chairman and chief executive officer. “In Business Services, RSM McGladrey reported strong top-line revenue growth, and Consumer Financial Services moved closer to our profitability targets.

“The issue for us in the second quarter was ongoing weakness in the mortgage industry,” Ernst continued. Option One Mortgage was affected by the industrywide trend of reduced origination volumes, reduced gain on sale margins and increased provisions for loan losses.

“As we consider strategic alternatives for Option One, we remain focused on maintaining its position as a leading non-prime originator,” Ernst said, citing a recently announced restructuring to further align capacity and costs with lower volumes. H&R Block announced Nov. 6 that it was evaluating strategic alternatives for Option One, including sale or a public market transaction.

“We expect to determine our course of action during the first quarter of calendar 2007,” Ernst said.

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H&R Block Reports Fiscal 2007 Second Quarter Results/page 2

For the six months ended Oct. 31, 2006, H&R Block reported a net loss of $287.8 million, or 89 cents per share, compared with a loss of $109.2 million, or 33 cents per share, for the same period of fiscal 2006. Six-month revenues were $1.1 billion in fiscal 2007 versus $1.2 billion last year.

Tax Services

Second quarter 2007 revenues edged up 2 percent to $82.1 million from $80.8 million in the prior-year period. A pretax loss of $167.4 million in the fiscal 2007 quarter compared with a $142.9 million loss posted last year, and was primarily due to added costs associated with offices that opened early in November, initiatives to ensure systemwide operational readiness for the upcoming tax season, and the incremental off-season costs of a larger number of offices. The company’s office network is on track to grow by 300 to 400 locations for the coming tax season to about 12,500 across the United States, after adding approximately 1,000 offices in fiscal 2006.

“We are pleased with the execution of our strategy to open some offices earlier and with the success of our pre-tax season loan product,” Ernst said. In early November, H&R Block announced plans to strengthen its competitive leadership in the early season by offering an Instant Money Advance Loan that can save clients up to 50 percent on fees versus competitive offerings and can link with a low-cost bank account.

For the first six months of fiscal 2007, revenues of $148.1 million were up 7 percent from $138.0 million last year. The pretax loss of $320.6 million compares with a loss of $287.4 million in the year-ago period.

Mortgage Services

Mortgage Services revenues decreased to $140.6 million in the fiscal 2007 second quarter from $235.8 million last year. The decrease was driven by lower originations and by a decrease in gains on sale due to lower than expected loan sale premiums and higher provisions for loan losses. The business posted a pretax loss of $39.0 million versus pretax income of $48.8 million a year ago.

Non-prime loan origination volume was $6.6 billion versus a record $12.2 billion in the year-ago quarter and $7.8 billion in the first quarter of fiscal 2007, as softness in the U.S. housing market and tightened loan underwriting continued to suppress loan volume.

Net gain on sale-gross margin for Mortgage Services was 37 basis points compared with 81 basis points in the fiscal year’s first quarter, reflecting losses on derivatives and lower loan sale premiums.

Loan loss provisions totaled 69 basis points in the second quarter due to continued high default rates and greater loss severity. As a result of changes in loss severity estimates, the second quarter provision includes approximately 19 basis points related to production in prior periods.

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H&R Block Reports Fiscal 2007 Second Quarter Results/page 3

“We believe changes we’ve made to our operations, products and pricing will improve loan performance and profitability as underwriting changes make their way through our loan pipeline,” Ernst stated.

Non-prime loan origination costs were 1.59 percent of origination volume in the second quarter of 2007 versus 1.41 percent in the year’s first quarter and 1.29 percent a year ago, reflecting declines in origination volumes without a fully corresponding ability to reduce fixed costs.

“We should see benefits in the future from our work to implement further improvements in the origination process along with staffing and technology changes,” Ernst added.

Option One’s mortgage servicing portfolio was $73.0 billion at the end of the quarter, down approximately $2 billion from the first quarter of fiscal 2007. Compared with the first quarter, servicing revenue rose to $113.7 million from $109.0 million, while pretax income declined 2 percent to $20.7 million.

The company incurred $12.2 million in residual asset impairments, which were recorded as a reduction in gains on sale of mortgage assets in the income statement. The company also realized a net write-up to residuals of $7.6 million in the second quarter, which was recorded in other comprehensive income, net of deferred taxes.

For the first six months of fiscal 2007, revenues decreased to $310.3 million from $540.8 million in the prior year period, and a pretax loss of $44.0 million compared with pretax income of $179.5 million last year.

Business Services

Business Services revenues rose 37 percent to $229.1 million in the 2007 second quarter from $166.8 million a year earlier. The majority of the increase was due to the addition of American Express Tax and Business Services (Amex TBS), which was acquired effective Oct. 1, 2005. RSM McGladrey’s legacy tax, accounting and consulting operations also achieved solid double-digit growth.

The segment’s pretax loss of $18.7 million versus $2.1 million a year ago primarily reflects higher off-season costs associated with the addition of Amex TBS, incremental spending to build brand awareness, and higher losses in certain of its extended businesses.

Six-month segment revenues were $434.2 million, up 48 percent from $293.7 million in last year’s period. The fiscal year-to-date pretax loss was $33.3 million versus a loss of $8.9 million in the prior year period.

Consumer Financial Services

Consumer Financial Services became a new segment effective May 1, 2006, and comprises H&R Block Financial Advisors, H&R Block Mortgage and H&R Block Bank (which began operations May 1). Second quarter revenues for the segment were

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H&R Block Reports Fiscal 2007 Second Quarter Results/page 4

$112.4 million versus $121.7 million last year, while the pretax loss decreased to $6.6 million from $10.5 million last year.

“Our new segment is moving toward profitability,” Ernst said. “The financial advisory and retail mortgage businesses will continue to build on strong relationships with our tax professionals to provide clients with integrated financial advice and products, and we’re excited about the opportunities our new bank brings.”

H&R Block Financial Advisors again improved its results over prior year. Financial advisor productivity rose 4 percent over last year’s quarter. The company continued to be successful in recruiting top producers in a highly competitive market.

H&R Block Mortgage Corp. originated $769.3 million in loans during the second quarter, selling $471.2 million of non-prime loans to Option One and the remaining prime production to a third party.

Total assets for H&R Block Bank grew to $762.1 million at the end of the second quarter from $566.8 million three months earlier. “The Bank continues to build its deposit base and the investment side of its balance sheet, moving its performance metrics closer to planned levels for its initial year of operation,” Ernst said.

For the first six months of fiscal 2007, segment revenues were $220.7 million versus $246.1 million, and pretax loss was $14.4 million versus $14.2 million last year.

Dividend Approved

H&R Block’s board of directors yesterday approved a quarterly cash dividend of 13.5 cents per share, payable Jan. 2, 2007, to shareholders of record Dec. 12, 2006. The payment will be the company’s 177th consecutive quarterly dividend.

Other

Intersegment activities, which primarily involve sales of mortgage loans from Option One to H&R Block Bank, and from H&R Block Mortgage to Option One, are included in segment results but eliminated in consolidation. Intersegment gains of $4.1 million for the quarter and $14.4 million for the six-month period on loan sales from Option One to H&R Block Bank were eliminated in consolidation.

During the six months, the company reacquired 8.4 million shares of its common stock at a total cost of $186.6 million, or an average purchase price of $22.26 per share.

The company continues to expect fiscal 2007 earnings to be $1.20 to $1.45 per share, a lowered range announced Nov. 6 reflecting less favorable conditions in the mortgage market. The volatility within the earnings range will continue to be a function of the changing mortgage market and the company’s ability to effectively manage its mortgage business under those conditions during its assessment of strategic alternatives for Option One.

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H&R Block Reports Fiscal 2007 Second Quarter Results/page 5

Conference Call

H&R Block will host a conference call for analysts, institutional investors and shareholders at 5 p.m. EST (4 p.m. CST) on Thursday, Nov. 30. Mark Ernst and Bill Trubeck, executive vice president and chief financial officer, will discuss second quarter results and future expectations as well as respond to analysts' questions. To access the call, please dial the number below approximately five to 10 minutes prior to the scheduled starting time:

U.S./Canada (800) 706-7741 - Access Code: 90610612
International (617) 614-3471 - Access Code: 90610612

The call will be webcast in a listen-only format for the media and public. The link to the webcast can be obtained at www.hrblock.com. A supporting slide presentation will be available in connection with the webcast and can be accessed directly on H&R Block's Investor Relations Web site, at www.hrblock.com, by clicking on Our Company, then Block Investors.

A replay of the call will be available beginning at 6 p.m. EST Nov. 30 and continuing until 12:00 p.m. EST Jan. 14, 2007, by dialing (888) 286-8010 (U.S./Canada) or (617) 801-6888 (International). The replay access code is 83225731. A replay of the webcast will also be available on the company's Web site at www.hrblock.com.

Forward Looking Statement

The information contained in this press release may contain forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934. Such statements are based upon current information and management’s expectations regarding the company, speak only as of the date on which they are made, are not guarantees of future performance, and involve certain risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results could materially differ from what is expressed, implied or forecast in such forward-looking statements.

Such differences could be caused by a number of factors including, but not limited to, the uncertainty of the entry by the company into an agreement regarding any sale or public market alternative involving the separation of Option One Mortgage Corp.; the uncertainty regarding the completion of any such transaction; the uncertainty that the company will achieve or exceed its revenue, earnings, and earnings-per-share growth goals or expectations for fiscal year 2007; the uncertainty of the company’s ability to purchase shares of its common stock pursuant to the board of directors’ authorization; the uncertainty of the impact and effect of changes in the non-prime mortgage market, including changes in interest rates, loan origination volume and levels of early payment defaults and resulting loan repurchases; changes in the company’s effective income tax rate; litigation involving the company and its subsidiaries; changes in market, economic, political or regulatory environments; changes in management and strategies; and risks described from time to time in reports and statements filed by the company and its subsidiaries with the Securities and Exchange Commission.

About H&R Block

H&R Block Inc. (NYSE: HRB) is a leading provider of tax, financial, mortgage, accounting and business consulting services and products.  H&R Block is the world’s largest tax services provider, having prepared more than 400 million tax returns since 1955.  The company and its subsidiaries generated revenues of $4.9 billion and net income of $490 million in fiscal year 2006.  The company operates in four principal business segments: Tax Services (income tax

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H&R Block Reports Fiscal 2007 Second Quarter Results/page 6 preparation and advice via in-office, online and software solutions); Mortgage Services (non-prime mortgage originations and loan servicing); Business Services (tax, accounting and consulting services for midsized businesses); and Consumer Financial Services (investment and financial advisory services, retail mortgage loans and banking services).  Headquartered in Kansas City, Mo., H&R Block markets its services and products under three leading brands – H&R Block, Option One and RSM McGladrey.  For more information visit our Online Press Center at www.hrblock.com.

Tables follow

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KEY OPERATING RESULTS

Unaudited, amounts in thousands, except per share data

	Three months ended October 31,
	Revenues		Income (loss)
	2006	2005	2006	2005

Tax Services	$82,097	$80,813	($167,442)	($142,864)
Mortgage Services	140,576	235,751	(39,041)	48,800
Business Services	229,103	166,805	(18,744)	(2,143)
Consumer Financial Services	112,444	121,690	(6,640)	(10,467)
Corporate	6,725	4,383	(27,851)	(26,695)
Eliminations	(7,704)	(4,399)	(3,074)	240
	$563,241	$605,043	(262,792)	(133,129)
Income tax benefit			(106,332)	(51,880)
Net loss			($156,460)	($81,249)

Basic and diluted loss per share			(0.49)	(0.25)

Basic and diluted shares outstanding			321,742	326,047

	Six months ended October 31,
	Revenues		Income (loss)
	2006	2005	2006	2005

Tax Services	$148,132	$138,004	($320,590)	($287,370)
Mortgage Services	310,252	540,798	(43,965)	179,464
Business Services	434,234	293,651	(33,309)	(8,908)
Consumer Financial Services	220,742	246,070	(14,420)	(14,215)
Corporate	12,283	9,387	(56,363)	(48,457)
Eliminations	(21,623)	(7,874)	(12,804)	488
	$1,104,020	$1,220,036	(481,451)	(178,998)
Income tax benefit			(193,614)	(69,755)
Net loss			($287,837)	($109,243)

Basic and diluted loss per share			($0.89)	($0.33)

Basic and diluted shares outstanding			322,706	328,381

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Basic earnings per share is based on the weighted average number of shares outstanding. The dilutive effect of potential common shares is included in diluted earnings per share except in those periods with a loss.

Certain reclassifications have been made to prior year amounts to conform to the current period presentation. These reclassifications had no effect on the consolidated results of operations or stockholders’ equity as previously reported.

In March 2006, the Office of Thrift Supervision approved the charter of H&R Block Bank. The bank commenced operations on May 1, 2006, at which time we realigned our segments to reflect a new management reporting structure. The previously reported Investment Services segment, H&R Block Mortgage Corporation (which was previously included in the Mortgage Services segment), and H&R Block Bank are now being reported in the Consumer Financial Services segment.

CONDENSED CONSOLIDATED BALANCE SHEETS

Amounts in thousands, except share data

	October 31,	April 30,
	2006	2006
ASSETS	(Unaudited)
Current assets:
Cash and cash equivalents	$442,273	$694,358
Cash and cash equivalents - restricted	416,855	394,069
Marketable securities - trading	76,286	16,141
Receivables from customers, brokers, dealers and clearing
organizations, net	413,237	496,577
Receivables, net	413,320	467,677
Mortgage loans held for sale	432,064	236,399
Prepaid expenses and other current assets	574,538	483,215
Total current assets	2,768,573	2,788,436

Residual interests in securitizations - available-for-sale	148,966	159,058
Beneficial interest in Trusts - trading	123,278	188,014
Mortgage servicing rights	269,679	272,472
Mortgage loans held for investment	683,839	407,538
Property and equipment, net	467,543	443,785
Intangible assets, net	196,444	219,494
Goodwill, net	1,134,576	1,100,452
Other assets	413,993	409,886
Total assets	$6,206,891	$5,989,135

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Commercial paper	$1,040,429	$--
Current portion of long-term debt	509,021	506,992
Accounts payable to customers, brokers and dealers	700,673	781,303
Customer deposits	595,769	--
Accounts payable, accrued expenses and other	651,156	768,505
Accrued salaries, wages and payroll taxes	146,589	330,946
Accrued income taxes	172,834	505,690
Total current liabilities	3,816,471	2,893,436

Long-term debt	411,705	417,539
Other noncurrent liabilities	350,086	530,361
Total liabilities	4,578,262	3,841,336

Stockholders' equity:
Common stock, no par, stated value $.01 per share	4,359	4,359
Additional paid-in capital	658,920	653,053
Accumulated other comprehensive income	21,593	21,948
Retained earnings	3,119,997	3,492,059
Less cost of 113,975,390 and 107,377,858 shares of
common stock in treasury	(2,176,240)	(2,023,620)
Total stockholders' equity	1,628,629	2,147,799
Total liabilities and stockholders' equity	$6,206,891	$5,989,135

CONDENSED CONSOLIDATED INCOME STATEMENTS

Unaudited, amounts in thousands, except per share data

	Three Months Ended October 31,		Six Months Ended October 31,
	2006	2005	2006	2005
Revenues:
Service revenues	$462,828	$384,263	$884,527	$699,391
Other revenues:
Gains on sales of mortgage assets, net	38,601	147,267	102,514	383,698
Interest income	44,599	55,010	85,609	104,263
Product and other revenues	17,213	18,503	31,370	32,684
	563,241	605,043	1,104,020	1,220,036

Operating expenses:
Cost of services	492,861	398,064	948,359	748,990
Cost of other revenues	97,236	134,864	189,250	258,221
Selling, general and administrative	229,116	195,702	435,705	377,246
	819,213	728,630	1,573,314	1,384,457

Operating loss	(255,972)	(123,587)	(469,294)	(164,421)
Interest expense	(12,091)	(12,385)	(24,226)	(24,820)
Other income, net	5,271	2,843	12,069	10,243

Loss before tax benefit	(262,792)	(133,129)	(481,451)	(178,998)
Income tax benefit	(106,332)	(51,880)	(193,614)	(69,755)

Net loss	($156,460)	($81,249)	($287,837)	($109,243)

Basic and diluted loss per share	($0.49)	($0.25)	($0.89)	($0.33)

Basic and diluted shares outstanding	321,742	326,047	322,706	328,381

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

Unaudited, amounts in thousands

	Six Months Ended October 31,
	2006	2005
Cash flows from operating activities:
Net loss	($287,837)	($109,243)
Adjustments to reconcile net loss to net cash
used in operating activities:
Depreciation and amortization	96,384	90,173
Accretion of residual interests in securitizations	(26,387)	(64,341)
Impairment of available-for-sale residual interests in securitizations	29,502	20,613
Additions to trading residual interests in securitizations	(111,405)	(185,645)
Proceeds from net interest margin transactions, net	52,580	85,472
Realized gain on sale of available-for-sale residual interests	--	(28,675)
Additions to mortgage servicing rights	(92,914)	(136,294)
Amortization and impairment of mortgage servicing rights	95,707	56,980
Tax benefits from stock-based compensation	8,888	14,129
Excess tax benefits from stock-based compensation	(1,567)	--
Other net changes in working capital, net of acquisitions	(953,243)	(448,028)
Net cash used in operating activities	(1,190,292)	(704,859)

Cash flows from investing activities:
Cash received from residual interests in securitizations	6,422	64,377
Cash received from sale of residual interests in securitizations	--	30,497
Mortgage loans originated for investment, net	(278,003)	--
Purchases of property and equipment	(94,787)	(77,635)
Payments made for business acquisitions, net of cash acquired	(13,609)	(200,309)
Other, net	8,088	13,151
Net cash used in investing activities	(371,889)	(169,919)

Cash flows from financing activities:
Repayments of commercial paper	(2,295,573)	(1,101,729)
Proceeds from issuance of commercial paper	3,336,002	1,599,904
Customer deposits	595,769	--
Dividends paid	(84,225)	(77,381)
Acquisition of treasury shares	(186,560)	(259,745)
Excess tax benefits from stock-based compensation	1,567	--
Proceeds from exercise of stock options	10,640	42,663
Other, net	(67,524)	(36,657)
Net cash provided by financing activities	1,310,096	167,055

Net decrease in cash and cash equivalents	(252,085)	(707,723)
Cash and cash equivalents at beginning of the period	694,358	1,100,213
Cash and cash equivalents at end of the period	$442,273	$392,490

Supplementary cash flow data:
Income taxes paid	$313,016	$169,223
Interest paid	49,575	50,098

SELECTED OPERATING DATA

Unaudited

Mortgage Services	Three months ended
	10/31/2006	10/31/2005	% change	7/31/2006	% change
Volume of loans originated and purchased (thousands):
Third-party brokers	$6,149,293	$11,078,960	-44.5%	$7,207,631	-14.7%
Intersegment (HRBMC)	471,182	1,111,924	-57.6%	584,426	-19.4%
	$6,620,475	$12,190,884	-45.7%	$7,792,057	-15.0%

Loan characteristics:
Average loan size (thousands)	$202	$189	6.9%	$205	-1.5%
Weighted average interest rate (WAC)	8.75%	7.48%	1.27%	8.68%	0.07%
Weighted average FICO score	611	629		614

Loan sales (thousands):
Third-party buyers	$6,228,161	$12,067,658	-48.4%	$7,654,445	-18.6%
Intersegment (HRB Bank)	169,622	—	**	553,502	-69.4%
	$6,397,783	$12,067,658	-47.0%	$8,207,947	-22.1%

Servicing portfolio:
Number of loans serviced	427,590	500,935	-14.6%	439,707	-2.8%
Servicing portfolio (billions)	$73.0	$82.4	-11.4%	$74.5	-2.0%

Consumer Financial Services	Three months ended
	10/31/2006	10/31/2005	% change	7/31/2006	% change
Broker-dealer:
Traditional brokerage accounts (1)	402,278	428,543	-6.1%	409,147	-1.7%
Average assets per traditional brokerage account	$80,089	$68,837	16.3%	$75,311	6.3%
Ending balance of assets under administration (billions)	$32.5	$29.8	9.1%	$31.1	4.5%
Average customer margin balances (millions)	$404	$560	-27.9%	$451	-10.5%
Average payables to customers (millions)	$601	$794	-24.3%	$647	-7.1%
Advisors	919	995	-7.6%	938	-2.0%

Banking:
Efficiency ratio (2)	40%	n/a		35%	5.0%
Annualized net interest margin (3)	2.68%	n/a		3.65%	-1.0%
Annualized return on average assets (4)	1.48%	n/a		1.15%	0.3%
Total ending assets (thousands)	$762,075	n/a		$566,792	34.5%

Retail mortgage activities:
Volume of loans originated (thousands):
Total	$769,344	$1,541,848	-50.1%	$844,314	-8.9%
To retail tax clients	$123,405	$220,056	-43.9%	$140,243	-12.0%
Average loan size (thousands)	$171	$152	12.5%	$175	-2.3%

(1) Includes only accounts with a positive period-end balance.

(2) Non-interest expenses divided by total revenue less interest expense. See reconcilation of non-GAAP financial measures.

(3) Annualized net interest revenue divided by average assets. See reconcilation of non-GAAP financial measures.

(4) Annualized pretax banking income divided by average assets. See reconcilation of non-GAAP financial measures.

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

Unaudited, dollars in thousands

	Three Months Ended
	October 31, 2006	October 31, 2005	July 31, 2006
Origination Margin:
Total Mortgage Services expenses	$179,617	$186,951	$174,600
Add: Costs netted against gain on sale	60,786	161,028	74,594
Less:
Cost of services	(79,625)	(67,811)	(78,688)
Cost of acquisition	(34,543)	(107,366)	(40,688)
Allocated support departments and other	(21,220)	(15,881)	(19,676)
Net costs to originate	$105,015	$156,921	$110,142

Origination volume	$6,620,475	$12,190,884	$7,792,057

Total cost of origination	1.59%	1.29%	1.41%

Efficiency Ratio:
Total Consumer Financial Services expenses	$119,084		$116,078
Less: Interest and non-banking expenses	(117,244)		(114,744)
Non-interest banking expenses	$1,840		$1,334

Total Consumer Financial Services revenues	$112,444		$108,298
Less: Non-banking revenues and interest expense	(107,820)		(104,457)
Banking revenue net of interest expense	$4,624		$3,841

	40%		35%

Net Interest Margin:
Net interest revenue - banking	$4,392		$3,729

Net interest revenue - banking (annualized)	$17,568		$14,916

Divided by average assets	$656,024		$408,117

	2.68%		3.65%

Return on Average Assets:
Total Consumer Financial Services pretax	($6,640)		($7,780)
Less: Non-banking pretax loss	(9,060)		(8,949)
Pretax banking income	$2,420		$1,169

Pretax banking income - annualized	$9,680		$4,676

Divided by average assets	$656,024		$408,117

	1.48%		1.15%